Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact
Kyle Ritland
Public Relations Manager
T 800-258-6883, ext. 6352
E kyler@loudtechinc.com
W www.eaw.com

Press Release

LOUD Technologies Anticipates Strong Financial
Performance for Q4, 2004

New product introductions, reduced backlog, and increased production capabilities result in strong sales growth and improved gross margins for LOUD Technologies.

Woodinville, Wash. January 20, 2005 – LOUD Technologies Inc., the corporate umbrella for the Mackie, EAW, EAW Commercial, TAPCO, and SIA Software family of professional audio brands, is pleased to announce that its financial performance for the quarter ended December 31, 2004 is expected to show strong improvement over the third quarter in 2004.

LOUD Technologies expects revenue of approximately $36.0 million for the fourth quarter of 2004, an increase of 13% over the third quarter of 2004. In addition, gross margin is expected to increase to approximately 40% for the fourth quarter, from 33% in the third quarter of 2004, resulting in expected positive net income for the fourth quarter.

“As anticipated, overall sales and profit margins benefited significantly from improved product availability and lower production costs,” commented Jamie Engen, CEO at LOUD Technologies Inc. “This, coupled with some very successful new product introductions in 2004, had a very positive impact on our fourth quarter performance.”

Engen continued, “We believe that our ongoing focus on new product introductions, combined with consistent product availability, as well as greater international market penetration, will set the stage for continued financial growth in 2005 and beyond.”

LOUD Technologies will be unveiling over twenty never-before-seen new products under the Mackie and TAPCO brands at the North American Music Merchants (NAMM) Convention in Anaheim this week. Mackie and TAPCO can be found in booth #6690 at the Anaheim Convention Center from January 20-23. More information can also be found at www.mackie.com or www.tapcogear.com.

Forward Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: market acceptance of new products; continued acceptance of existing products; delays in product development and related product release schedules; product price discounts; reliance on third party manufacturers and reliance on sole or limited source suppliers for key components that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on products; changes or delays in product shipments; technological shifts; the availability of competitive products at lower prices; the continued ability to protect the company’s intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; the financial condition of our customers and vendors; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; continued softness in retail spending or other changes in general economic conditions that affect demand for our products; currency fluctuations; and vigorous competition.  For further information regarding risks and uncertainties associated with LOUD’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of LOUD’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting LOUD’s investor relations department at 1-866-858-LTEC (5832) or 425-892-6500, or on LOUD’s website at http://www.loudtechinc.com/invest/index.html.

All information in this release is as of January 20, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

About LOUD Technologies Inc.
LOUD Technologies Inc. develops professional audio products under the brands Mackie, EAW, EAW Commercial, TAPCO, SIA Software and Acuma Labs. Products from LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post production facilities, sound reinforcement applications including churches and nightclubs, retail locations and on major musical tours.

Mackie, EAW, and EAW Commercial are registered trademarks of LOUD Technologies Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

For more information please contact: LOUD Technologies Inc. – 16220 Wood-Red Road N.E. – Woodinville, WA 98072 – Phone: (425) 487-4333 – Fax: (425) 487-4337 – Internet: www.loudtechinc.com

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